Exhibit 23.1

We consent to the inclusion in the Registration Statement (Post Effective Amendment to Form S-1) of Source Rock, Inc. and subsidiary of our reports for the following companies:

1.

For Source Rock, Inc, dated February 29, 2012 with respect to its consolidated balance sheets as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 2011, the period from inception on June 3, 2010 to December 31, 2010, and the period from inception on June 3, 2010, to December 31, 2011;

2.

For the subsidiary, JH Acquisition Eight, Inc, dated February 29, 2012, with respect to its balance sheets as of December 31, 2011 and 2010, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 2011, the period from inception on December 29, 2010 to December 31, 2010, and the period from inception on December 29, 2010 to December 31, 2011;

They are to be included in this Registration Statement (Post Effective Amendment to Form S-1).

/s/ Sam Kan & Company
Firm’s Manual Signature
Alameda, CA
City, State
March 2, 2012
Date